Exhibit 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Declares Quarterly Distribution of $0.18 per Share, Announces March 31, 2017 Quarterly Financial Results

•	GAAP net investment income of $0.20 per share providing distribution coverage of 111%

•	Net leverage and total liquidity relatively unchanged quarter-over-quarter, at 0.56x and $253 million, respectively

•	No investments on non-accrual status as of March 31, 2017, a decline from 5.4% of our debt investments at amortized cost and 0.7% at fair market value at December 31, 2016

•	Increase of $0.01 in NAV per share on a quarter-over-quarter basis

•	Monetization of nearly $30 million of non-interest bearing legacy equity investments

New York, May 3, 2017 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.18 per share, payable on July 3, 2017 to stockholders of record as of June 19, 2017.

“During the first quarter, we made important strides in achieving our objective of monetizing non-interest earning legacy equity investments. As previously stated, our focus is to build a diversified portfolio that generates a more stable stream of net investment income. Our $0.18 distribution this quarter was adequately supported by net investment income and our modest leverage profile provides flexibility for patiently deploying capital to further portfolio growth,” commented Michael J. Zugay, CEO of BlackRock Capital Investment Corporation.

“Through our team’s diligent efforts over the past several months, our non-accrual rate has declined to zero primarily due to the restructuring of various underperforming legacy investments. Although ultimate outcomes remain uncertain around these restructured investments, we have worked constructively with the various stakeholders in these companies to right size their respective balance sheets, in order to better position each of them for potential growth while helping us to maximize recoveries. We remain focused on prudent risk management and we continue to be highly selective of new investment opportunities.

“BCIC Senior Loan Partners (“Senior Loan Partners”), our joint venture with Windward Investments LLC, continued its steady pace of deployment into first lien senior secured loans. Through our investment in Senior Loan Partners, we believe that exposure to a diversified pool of first lien loans offers good risk-adjusted returns for our shareholders. As stated previously, we also continue to seek junior capital investment opportunities into companies with strong credit profiles.”

Financial Highlights

	Q1 2017		Q4 2016		Q1 2016
	Total	Per	Total	Per	Total	Per
($’s in millions, except per share data)	Amount	Share	Amount	Share	Amount	Share
Net Investment Income/(loss)	$14.6	$0.20	$17.1	$0.24	$17.5	$0.24
Net realized and unrealized gains/(losses)	$(0.2)	$(0.00)	$(14.6)	$(0.20)	$(55.7)	$(0.76)
Basic earnings/(loss)	$14.3	$0.20	$2.5	$0.03	$(38.2)	$(0.52)
Distributions declared	$13.1	$0.18	$15.3	$0.21	$15.3	$0.21
Net Investment Income/(loss), as adjusted[1]	$14.6	$0.20	$17.1	$0.24	$17.5	$0.24
Basic earnings/(loss), as adjusted[1]	$14.3	$0.20	$2.5	$0.03	$(38.2)	$(0.52)

	As of	As of	As of
	March 31,	December 31,	March 31,
($’s in millions, except per share data)	2017	2016	2016
Total assets	$990.9	$957.1	$1,155.2
Investment portfolio, at fair market value	$938.8	$931.1	$1,126.4
Debt outstanding	$370.9	$335.7	$440.8
Total net assets	$598.4	$596.3	$689.3
Net asset value per share	$8.22	$8.21	$9.46
Net leverage ratio[2]	0.56x	0.55x	0.63x

Business Updates

•

Advanced Lighting Technologies, Inc. (“Advanced Lighting”) and Shoreline Energy LLC (“Shoreline”) were both removed from non-accrual status during the quarter, leaving no investments on non-accrual status as of March 31, 2017. With respect to Advanced Lighting, an amendment was completed which resulted in a lower, more achievable cash pay rate for the borrower. Regarding Shoreline, all assets of value have been sold in a bankruptcy court approved sale process leaving remaining assets in a liquidating trust. As we do not anticipate any recovery from the liquidating trust, we wrote-off the investment during the quarter with no incremental net realized or unrealized loss as this investment was previously marked at zero.

•

As previously disclosed, a comprehensive restructuring of U.S. Well Services, LLC (“USWS”) was completed during the quarter which provided the borrower with liquidity and added financial flexibility through a PIK feature on the reinstated debt. Post restructuring, we hold (i) $7.2 million of revolving loan commitment at L + 600 ($4.5 million drawn as of March 31, 2017), (ii) $29.9 million of first lien term loan at L + 900 cash (or L + 1100 PIK at borrower’s option), and (iii) a portion of the restructured equity. Additionally, we have the right to appoint one member to USWS’s board of directors.

•

Bankruptcy Management Solutions, Inc. (“BMS”) was sold during the quarter at an enterprise value that resulted in a $0.5 million incremental gain above the prior quarter mark on the various securities previously held. We provided a $3.0 million funded revolver and a $52.0 million first lien term loan, initially priced at L + 550, to partially finance the transaction for the new private equity owner.

•

Senior Loan Partners made investments into four new portfolio companies during the quarter, bringing committed and outstanding amounts to $92.7 million and $89.2 million, respectively. The four new investments at par are (i) a $10.0 million first lien term loan B to Q Holding Company, a leading manufacturer of low-cost, precision molded silicone rubber components used in a diverse array of end markets, (ii) a $10.0 million first lien term loan to ENC Holding Corporation, a leading asset-light logistics platform which provides business process outsourcing services, (iii) a $3.0 million and $5.0 million first lien term loan A-1 and A-2, respectively, to Alaska Communications Systems Holdings, Inc., a provider of internet connectivity, voice and managed IT services and (iv) a $6.4 million first lien term loan and a $0.3 million delayed draw term loan to MHE Intermediate Holdings, LLC (“MHE”), a leading provider of material handling equipment and facility services. Additionally, Senior Loan Partners had remaining unfunded commitments of approximately $1.9 million under the MHE delayed draw term loan.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 7.
[2]	Calculated less available cash and receivable for investments sold, plus payable for investments purchased and unamortized debt issuance costs.

•

Since the inception of our share repurchase program through March 31, 2017, we have purchased 4.6 million shares at an average price of $7.98 per share, including brokerage commissions, for a total of $36.3 million. There were no share repurchases during the first quarter of 2017. The cumulative repurchases since BlackRock entered into the investment management agreement with the Company totaled approximately 2.8 million shares for $24.0 million, representing 66% of total share repurchase activity, on a dollar basis, since inception. As of March 31, 2017, the Company had approximately 2.0 million additional shares authorized for repurchase.

Recent Developments

•

On April 17, 2017, we redeemed $17.0 million aggregate principal amount of 6.60% senior secured notes due 2018 (“6.60% Notes”), using proceeds from our senior secured revolving credit facility. The notes were prepaid at 100% of the principal amount, plus accrued and unpaid interest through the prepayment date, as well as a $0.7 million make-whole premium. Pursuant to this redemption, we have no more 6.60% Notes outstanding as of such date.

Portfolio and Investment Activity*

($’s in millions)

	Three months ended March 31, 2017	Three months ended December 31, 2016	Three months ended March 31, 2016
Commitments	$122.3	$107.8	$97.5
Investment exits	$114.4	$109.2	$32.9
Number of portfolio company investments at the end of period	35	38	47
Weighted average yield of debt and income producing equity securities, at fair market value	11.1%	11.7%	10.8%
% of Portfolio invested in Secured debt, at fair market value	67%	66%	75%
% of Portfolio invested in Unsecured debt, at fair market value	17%	17%	14%
% of Portfolio invested in Equity, at fair market value	16%	17%	11%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$33.6	$31.8	$32.5

*	balance sheet amounts above are as of period end

•

We invested $122.3 million during the quarter, while sales, repayments and other exits of investments totaled $114.4 million, resulting in $8.0 million of net capital deployed. Excluding the impact of non-cash transactions relating to the USWS restructuring and the Advanced Lighting amendment, commitments and exits were $71.6 million and $63.6 million, respectively. Approximately 77% of our deployments during the quarter were represented by our $55.0 million of debt provided to partially finance the BMS acquisition. Approximately 93% of proceeds from exits during the quarter were represented by three transactions: (i) $32.2 million of total proceeds on our debt and equity investments in BMS, (ii) a repayment at par of our $18.9 million investment in Accriva Diagnostics, Inc. and (iii) a repayment of our $7.8 million preferred equity interest in USI Senior Holdings, Inc.

•

As of March 31, 2017, our non-accrual rate declined to zero at both fair market value and amortized cost as compared with non-accruals at 0.7% of our total debt investments at fair market value, and 5.4% at amortized cost, as of the prior quarter-end. Our average internal investment rating at fair market value at March 31, 2017 was 1.31 as compared to 1.35 as of the prior quarter-end.

•

During the quarter, gross unrealized depreciation of $9.2 million was partially offset by $7.8 million of gross unrealized appreciation due to portfolio valuations. Further, there was $52.8 million of unrealized appreciation during the quarter due primarily to the reversal of previously recognized unrealized depreciation on Shoreline, USWS and Advanced Lighting.

•

Fee income earned on capital structuring, prepayments and administration during the current quarter totaled $0.6 million, as compared to $2.6 million earned during the preceding quarter, and $0.8 million earned during the prior year quarter. Excluding fee income, investment income decreased approximately 4% compared to the prior quarter, and 16% as compared to this quarter one year ago.

First Quarter Financial Updates

•

GAAP net investment income (“NII”) was $14.6 million, or $0.20 per share, for the three months ended March 31, 2017. Relative to distributions declared of $0.18 per share, our NII distribution coverage was 111% for the quarter.

•

As previously disclosed, our base management fee rate went down from an annual rate of 2.00% of total assets to 1.75% effective March 7, 2017. No incentive management fees based on income were earned and payable for the pro-rated period until March 6, 2017, as the distributable income amount was reduced below the hurdle by the net realized and unrealized losses in the portfolio for the trailing four quarter period. After March 6, 2017, $0.8 million of incentive management fees based on income were earned for the partial quarter, however, as previously disclosed, any such fees earned until December 31, 2018 have been waived. During the quarter, there was no accrual for incentive management fees based on gains due largely to the net unrealized depreciation in the portfolio as of March 31, 2017. A hypothetical liquidation is performed each quarter end resulting in an additional accrual if the amount is positive or a reversal to the existing accrual if the amount is negative. However, the resulting fee accrual is not due and payable until June 30, if at all. There is currently no balance accrued for incentive management fees based on gains as of the measurement period ending March 31, 2017.

•	As compared to full fiscal year 2016, our weighted average cost of debt increased 26 basis points to 4.63% during Q1 2017. This was primarily driven by higher Libor rates.

•

Tax characteristics of all 2016 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2016 tax distributions of $0.73 per share were comprised of ordinary income. Our return of capital distributions since inception totaled $1.96 per share. At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2016. For more information on our GAAP distributions, please refer to the Section 19 Notice that may be posted within the Distribution History section of our website.

Liquidity and Capital Resources

•

At March 31, 2017, we had total liquidity of $253.5 million, consisting of $38.5 million in cash and cash equivalents and $215.0 million of availability under our credit facility, subject to leverage and borrowing base restrictions.

•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, stood at 0.56x at year-end, and our 260% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $225.2 million. Further, as of quarter-end, 87% of our portfolio was invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, May 4, 2017, to discuss its first quarter 2017 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (877) 419-6600, or from outside the United States, (719) 325-4900, shortly before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 3369949). A live, listen-only webcast will also be available via the investor relations section of www.blackrockbkcc.com. Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, May 4, 2017 and ending at 1:00 p.m. on Thursday, May 18, 2017. To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial (719) 457-0820 and enter the Conference ID Number 3369949.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the presentations section of the investor relations page (http://www.blackrockbkcc.com/InvestorRelations/Presentations/index.htm).

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	March 31, 2017	December 31, 2016
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $516,840,220 and $586,176,755)	$499,672,950	$512,308,390
Non-controlled, affiliated investments (cost of $163,687,457 and $112,640,458)	157,700,576	109,342,171
Controlled investments (cost of $297,471,394 and $322,768,014)	281,471,923	309,472,929

Total investments at fair value (cost of $977,999,071 and $1,021,585,227)	938,845,449	931,123,490
Cash and cash equivalents	38,454,730	10,707,834
Receivable for investments sold	1,068,403	449,578
Interest, dividends and fees receivable	8,821,918	10,750,723
Prepaid expenses and other assets	3,750,794	4,035,866

Total Assets	$990,941,294	$957,067,491

Liabilities
Debt	370,942,454	335,667,906
Interest payable	1,164,381	3,041,680
Distributions payable	13,105,358	15,262,010
Base management fees payable	4,523,857	4,860,614
Accrued administrative services	334,926	—
Other accrued expenses and payables	2,422,593	1,914,912

Total Liabilities	392,493,569	360,747,122

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 77,359,512 and 77,228,207 issued and 72,807,547 and 72,676,242 outstanding	77,359	77,228
Paid-in capital in excess of par	878,203,006	877,300,709
Undistributed / (Distributions in excess of) net investment income	(6,505,710)	(7,965,655)
Accumulated net realized loss	(196,144,003)	(144,527,577)
Net unrealized (depreciation)	(40,880,106)	(92,261,515)
Treasury stock at cost, 4,551,965 and 4,551,965 shares held	(36,302,821)	(36,302,821)

Total Net Assets	598,447,725	596,320,369

Total Liabilities and Net Assets	$990,941,294	$957,067,491

Net Asset Value Per Share	$8.22	$8.21

	Three months	Three months
	ended	ended
BlackRock Capital Investment Corporation Consolidated Statements of Operations (Unaudited)	March 31, 2017	March 31, 2016
Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$12,761,717	$21,739,442
Non-controlled, affiliated investments	3,661,681	1,385,267
Controlled investments	5,836,468	4,355,621

Total interest income	22,259,866	27,480,330

Fee income:
Non-controlled, non-affiliated investments	298,897	786,283
Non-controlled, affiliated investments	286,295	—
Controlled investments	32,249	25,000

Total fee income	617,441	811,283

Dividend income:
Non-controlled, non-affiliated investments	470,724	202,083
Non-controlled, affiliated investments	189,026	541,188
Controlled investments	1,397,351	802,285

Total dividend income	2,057,101	1,545,556

Total investment income	24,934,408	29,837,169

Expenses:
Base management fees	4,523,857	5,690,490
Interest and credit facility fees	3,987,080	4,655,999
Incentive management fees (See Note 3)	809,183	—
Professional fees	565,110	544,625
Administrative services	334,926	470,000
Director fees	172,500	173,500
Investment advisor expenses	87,500	87,500
Other	698,135	736,806

Total expenses, before incentive management fee waiver	11,178,291	12,358,920
Incentive management fee waiver (See Note 3)	(809,183)	—

Total expenses, net of incentive management fee waiver	10,369,108	12,358,920

Net Investment Income	14,565,300	17,478,249

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(53,991,961)	34,884
Non-controlled, affiliated investments	—	—
Controlled investments	2,375,535	—

Net realized gain (loss)	(51,616,426)	34,884

Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	56,701,095	(56,989,762)
Non-controlled, affiliated investments	(2,688,594)	6,238,926
Controlled investments	(2,704,387)	(5,380,163)
Foreign currency translation	73,295	443,097

Net change in unrealized appreciation (depreciation)	51,381,409	(55,687,902)

Net realized and unrealized gain (loss)	(235,017)	(55,653,018)

Net Increase (Decrease) in Net Assets Resulting from Operations	$14,330,283	$(38,174,769)

Net Investment Income (Loss) Per Share
Basic	$0.20	$0.24

Diluted	$0.20	$0.23

Earnings (Loss) Per Share
Basic	$0.20	$(0.52)

Diluted	$0.20	$(0.52)

Average Shares Outstanding
Basic	72,804,629	73,106,678

Diluted	82,701,357	73,106,678

Distributions Declared Per Share	$0.18	$0.21

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Until March 6, 2017, the Company records its liability for incentive management fees based on income as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter until March 6, 2017 is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current pro-rated quarter until March 6, 2017. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters has caused the Company’s incentive management fee expense to become concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period until March 6, 2017, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Similarly, the Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended March 31, 2017	Three months ended March 31, 2016
GAAP Basis:
Net Investment Income/(Loss)	$14,565,300	$17,478,249
Net Investment Income/(Loss) per share	0.20	0.24
Addback: GAAP incentive management fee expense based on Gains	—	—
Addback: GAAP incentive management fee expense based on Income	—	—
Pre-Incentive Fee[1]:
Net Investment Income/(Loss)	$14,565,300	$17,478,249
Net Investment Income/(Loss) per share	0.20	0.24
Less: Incremental incentive management fee expense based on Income	—	—
As Adjusted[2]:
Net Investment Income/(Loss)	$14,565,300	$17,478,249
Net Investment Income/(Loss) per share	0.20	0.24

Note: The current period Net Investment Income amount is net of incentive management fees and a corresponding incentive management fee waiver in the amount of $809,183.

[1]	Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

[2]

As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. The incremental incentive management fee is calculated based on the current quarter’s incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters. Amounts reflect the Company’s ongoing operating results and reflect the Company’s financial performance over time.

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.

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